THIRD AMENDMENT TO
 SECURITIES LENDING AUTHORIZATION AGREEMENT
Among WILSHIRE VARIABLE INSURANCE TRUST, WILSHIRE ASSOCIATES
INCORPORATED, and THE NORTHERN TRUST COMPANY,
 dated August 31, 2016

WHEREAS:

I.
Reference is made to the securities lending authorization agreement (the “Agreement”) by and among The Northern Trust Company (the “Agent”), Wilshire Variable Insurance Trust, an open-end management investment company registered under the Investment Company Act of 1940 (herein referred to as the “Company”), on behalf of its existing and future separate investment portfolios or series identified on Schedule 1 to the Agreement (herein referred to each as a “Lending Fund”) and Wilshire Associates Incorporated, Adviser to the Lending Funds, dated January 23, 2012.

II.	In addition to the provisions contained in the Agreement, the Agent and the Lender wish to amend the Agreement, as set out in this agreement (the “Amendment Agreement”).

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A)
Eligibility of Borrowers and Parent Companies. Pursuant to Clause 14.1 of the Agreement, the first paragraph of Schedule A of the Agreement is hereby amended and restated to remove clause (a) therein. The new first paragraph of Schedule A is as follows:

SCHEDULE A
TO SECURITIES LENDING AUTHORIZATION AGREEMENT
 (“Agreement”)

ELIGIBILITY OF BORROWERS AND PARENT COMPANIES

Any Borrower (or parent company thereof) to whom Agent may currently lend Securities pursuant to this Agreement shall with respect to each Lending Fund, at no time lend greater than 10% of the lendable value of such Lending Fund. The Company, on behalf of each Lending Fund, hereby authorizes and directs Agent to lend Securities to any entity (including any U.S. subsidiary or affiliate of any entity) that satisfies both the foregoing criteria and any criteria generally applied by Agent or its affiliates in determining the Borrowers eligible for participation in Agent’s securities lending program at the time of such loan. The lending of Securities to a subsidiary or affiliate of a parent company does not necessarily imply that there is a guarantee in favor of the Agent by the parent of the Securities borrowing obligations of a subsidiary or affiliate. All Borrowers shall be selected based on procedures as set forth in the Agreement, to which this Schedule forms a part. Exhibit A-1 attached hereto sets forth each of the Borrowers satisfying the criteria set forth in this Schedule A as of the date of this Agreement.

NTAC:2SE-18

Notwithstanding the foregoing, the Company, on behalf of each Lending Fund, hereby directs that Agent not lend Securities from the accounts listed below to the following entities, or their respective subsidiaries or affiliates:

Name of Entity	Account(s)

B)	Except as hereby specifically amended, the Agreement as heretofore set forth shall remain in full force and effect.

C)	This Amendment Agreement will be governed by, and construed in accordance with laws governing the Agreement.

D)	The terms of this Amendment Agreement shall be effective as of August 31, 2016.

Executed in two originals

WILSHIRE VARIABLE INSURANCE TRUST		WILSHIRE ASSOCIATES INCORPORATED

By:	/s/ Jason Schwarz	By:	/s/ Jason Schwarz
Name:	Jason Schwarz	Name:	Jason Schwarz
Title:	President	Title:	President, Wilshire Funds Management

AGREED TO AND ACCEPTED BY:

THE NORTHERN TRUST COMPANY

By:	/s/ George Trapp
Name:	George Trapp
Title:	Senior Vice President
Date:	9/1/16

NTAC:2SE-18

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